First Chester County Corporation Reports Earnings for
                               Second Quarter 2006

     West Chester,  PA. - July 25, 2006 - First Chester County Corporation (OTC:
FCEC), parent company of First National Bank of Chester County (the "Bank"), announced second quarter net income of $2.1 million for the three-months ended June 30, 2006. Compared to the three-months ended June 30, 2005, net income increased $1.0 million or 94%. Basic earnings per share for the three months ended June 30, 2006 and June 30, 2005 were $0.40 and $0.21, respectively. Net income for the six-months ended June 30, 2006 was $3.9 million, an increase of 88% or $1.8 million when compared to the same period in 2005. Basic earnings per share for the six months ended June 30, 2006 and 2005 were $0.76 and $0.41, respectively.

     The increase in net income for the second quarter 2006 in comparison to the second quarter of 2005, was primarily the result of an increase in net interest income, a decrease in the provision for loan losses, an increase in non-interest income and a decrease in several non-interest expense categories.

     "First Chester County Corporation delivered another quarter of earnings growth, reflecting the positive results of the strategies we implemented over the past year. We are particularly encouraged by our ability to deliver value to our shareholders in an environment where local competition is fierce and the overall industry is challenged with a rising interest rate environment. The first half of 2006 is a reflection of our ability to expand our markets and client relationships while improving efficiencies. New branches, new products and services and dedicated attention to the entire client relationship are all part of our vision of Big Picture Banking," said John A. Featherman, III, First National's Chairman and CEO.

     During the three and six months ended June 30, 2006, interest income benefited from continued growth in the loan portfolio and from increases in interest rates on the variable portion of the loan portfolio. The increase in interest income was partially offset by an increase in interest expense attributable to an overall rise in the cost of funds. Gross loans and leases grew 4% or $29.1 million from $657.3 million at June 30, 2005, to $686.4 million at June 30, 2006.


     During the three and six-months ended June 30, 2006, the Corporation recorded $0 and $3 thousand provision for loan losses respectively, compared to a $504 thousand and a $1.0 million provision for loan losses for the same periods in 2005. The reduced provision is a direct reflection of improved asset quality as reflected by a $2.5 million and $1.2 million reduction in non-accrual loans as compared to June 30, 2005 and December 31, 2005, respectively. The allowance for loan losses as a percentage of loans at June 30, 2006 was 1.20% compared to 1.17% and 1.22% at June 30, 2005 and December 31, 2005, respectively.

     Non-interest income increased $273 thousand and $108 thousand for the three and six-months ended June 30, 2006 respectively, as compared to the same periods in 2005. This increase was primarily due to higher fee income from trust and investment services.

     "Solid balance sheet growth is a direct result of our employees' commitment to understanding, anticipating and satisfying all of the financial needs of our clients. They are the face of First National and allow us to deliver on our promise of answers, ideas and access -- making First National a premier bank," said Kevin C. Quinn, First National's President.

     Total assets grew 6.6% or $54.4 million from $820.7 million at June 30, 2005, to $875.1 million at June 30, 2006, and deposits increased 7.9% or $53.3 million from $677.9 million to $731.1 million for the same period. Total assets increased $29.6 million or 3.5% from December 31, 2005 and total deposits increased $35.0 million or 5.0% for the same period. Gross loans and leases increased $22.1 million or 3.3% for the six-month period ended June 30, 2006 from December 31, 2005.


     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.


     All per share data has been adjusted for the 10% stock dividend declared April 19, 2005. Please refer to the attached financial data for further details.


     This release may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,166,946 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.


See attached data schedule for additional information.



                         SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA **                                  JUNE 30,            DECEMBER 31,
--------------------------
                                                      2006           2005           2005
                                                 --------------------------     -------------

Total assets ...........................         $   875,091    $   820,690     $  845,534
Gross loans and leases .................             686,387        657,283        664,276
Allowance for loan & lease losses ......               8,251          7,658          8,123
Total investment securities ............              93,205        100,864         97,088
Deposits ...............................             731,119        677,862        696,097
Shareholders equity ....................              61,015         56,014         58,677
Average assets .........................             858,333        804,379        825,956
Average equity .........................              60,761         56,019         56,692
Non-accrual loans ......................               7,136          9,646          8,358

Financial Management Services
  Assets under management & custody * ..             527,830        563,821        561,030




STATEMENT OF INCOME                                             THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
-------------------
                                                                    2006            2005               2006           2005
                                                                -----------      -----------        -----------     -----------

Interest income ............................................     $  13,064       $  10,726          $  25,322       $ 20,911
Interest expense ...........................................         4,891           3,099              9,025          5,666
                                                                 -----------     -----------        -----------     -----------

Net interest income ........................................         8,173           7,627             16,297         15,245

Provision for loan and lease losses ........................          --               504                  3          1,010
                                                                 -----------     -----------        -----------     -----------

Net interest income after provision
for loan and lease losses ..................................         8,173           7,123             16,294         14,235

       Trust and Investment Services revenue ...............           900             715              1,710          1,584
       Service charges on deposit accounts .................           507             478                960            950
       Net (losses) gains on sales of Investment securities            --               (8)               (80)            60
       Operating lease rental income .......................           278             243                546            471
       Gains on sale of premises and other real-estate owned             9              (7)                19             (7)
       Net gains on the sales of residential mortgages .....            87             113                165            194
       Other ...............................................           644             618              1,223          1,183
                                                                 -----------     -----------        -----------     -----------


       Non-interest income .................................         2,425           2,152              4,543          4,435
                                                                 -----------     -----------        -----------     -----------


       Salaries and employee benefits ......................         4,139           4,089              8,526          8,181
       Occupancy, equipment, and data processing ...........         1,409           1,408              2,760          2,791
       Depreciation expense on operating leases ............           242             212                473            413
       Bank shares tax .....................................           155             147                429            320
       Professional services ...............................           439             565                903          1,361
       Other ...............................................         1,300           1,353              2,270          2,675
                                                                 -----------     -----------        -----------     -----------


       Non-interest expense ................................         7,684           7,774             15,361         15,741
                                                                 -----------     -----------        -----------     -----------


Income before income taxes .................................         2,914           1,501              5,476          2,929
                                                                 -----------     -----------        -----------     -----------


Income Taxes ...............................................           833             429              1,549             839
                                                                 -----------     -----------        -----------     -----------


Net Income .................................................     $   2,081       $   1,072          $   3,927       $   2,090
                                                                 ===========     ===========        ===========     ===========

PER SHARE DATA

Net income per share (Basic) ...............................     $    0.40       $    0.21          $    0.76       $    0.41
Net income per share (Diluted) .............................     $    0.40       $    0.21          $    0.75       $    0.40
Cash divided declared ......................................     $  0.1350       $  0.1300          $  0.2700       $  0.2595
Book value .................................................     $   11.81       $   10.99          $   11.81       $   10.99
Average bid/ask ............................................     $   21.80       $   21.38          $   21.80       $   21.38
Basic weighted average shares outstanding ..................     5,151,932       5,079,336          5,141,410       5,057,033
Diluted Weighted Average Shares ............................     5,252,470       5,230,216          5,235,972       5,222,183



     * These assets are managed by the Trust & Investment Services Division of the Bank and are not assets of the Bank or the Corporation.

     ** Certain 2005 numbers have been reclassified to conform with the 2006 presentation. These reclassifications have no impact on reported net income or earnings per share.